Exhibit 99.1

Blount International Announces New Board Member

PORTLAND, OR - July 31, 2015: Blount International, Inc. [NYSE: BLT] (“Blount” or “Company”) announced today that its Board of Directors (the “Board”) has elected Max L. Lukens as a Director, effective July 31, 2015.

“We are pleased to have Max Lukens join our Board,” stated Josh Collins, Chairman and Chief Executive Officer. “Max has three decades of leadership and general management experience across multiple industries. In addition, his significant accounting and financial experience will be valuable to the Company’s accounting and governance initiatives. We look forward to his contributions in the coming years.”

Mr. Lukens, 67, served as President and Chief Executive Officer of Stewart & Stevenson Services, Inc., a company primarily engaged in the design, manufacture, and service of military tactical vehicles, from May 2004 until May 2006 and prior to that served as a Director from 2001 and its Chairman of the Board from December 2002 to March 2004, and Interim Chief Executive Officer and President, from September 2003 to March 2004. Mr. Lukens served as Chairman of the Board, President and Chief Executive Officer for Baker Hughes Incorporated, an oilfield services company, from 1997 to January 2000; he held various roles in the company since 1981, including President and Chief Executive Officer from 1996 and President and Chief Operating Officer from 1995. Mr. Lukens was a Certified Public Accountant with Deloitte Haskins & Sells for 10 years.

Mr. Lukens is an Independent Director of Westlake Chemical Corporation, a public company and international manufacturer and supplier of petrochemicals and building products, since August 2004. He also serves as a Director of Westlake Chemical Partners, a limited partnership formed by Westlake Chemical Corporation to operate, acquire, and develop facilities for the processing of natural gas liquids as well as other qualifying activities, since August 2014. Mr. Lukens served as a Director of The Pep Boys-Manny, Moe & Jack, a public company and nationwide automotive parts retail and service chain from August 2006 until October 2007 and again from June 2009 until September 2011. He was also Chairman of the Board of that company from June 2009 until he resigned in September 2011. Between 2003 and 2009, he served as a Director of NCI Building Systems, Inc. a public company and a top designer, manufacturer and vendor of metal coatings, components and buildings for nonresidential construction in North America.

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Blount is a global manufacturer and marketer of replacement parts, equipment, and accessories for consumers and professionals operating primarily in two market segments: Forestry, Lawn, and Garden (“FLAG”); and Farm, Ranch, and Agriculture (“FRAG”). Blount also sells products in the construction markets and is the market leader in manufacturing saw chain and guide bars for chain saws. Blount has a global manufacturing and distribution footprint and sells its products in more than 110 countries around the world. Blount markets its products primarily under the OREGON®, Carlton®, Woods®, TISCO, SpeeCo®, and ICS® brands. For more information about Blount, please visit our website at http://www.blount.com.

“Forward looking statements” in this release, including without limitation Blount’s “outlook,” “expectations,” “beliefs,” “plans,” “indications,” “estimates,” “anticipations,” “guidance” and their variants, as defined by the Private Securities Litigation Reform Act of 1995, are based upon available information and upon assumptions that Blount believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that Blount may achieve in the future. In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, and raw material costs, especially with respect to the price of steel, the presumed relationship between backlog and future sales trends and certain income tax matters, as well as being subject to the uncertainty of the current global economic situation. To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.